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                          SUBSCRIPTION AGREEMENT FOR SHARES
                       OF THE BERGER/BIAM WORLDWIDE FUNDS TRUST

    The undersigned hereby subscribes for the purchase of shares of beneficial interest of each of the Berger/BIAM International Fund, the Berger/BIAM International Institutional Fund and the Berger/BIAM International CORE Fund, each a series ("Fund") of Berger/BIAM Worldwide Funds Trust (the "Trust"), at the subscription price of $10.00 per share (the "Shares"), as follows:

         Berger/BIAM International Fund                    1,000 shares
         Berger/BIAM International Institutional Fund      3,000 shares
         Berger/BIAM International CORE Fund               7,000 shares

    Submitted herewith to the Trust or its transfer agent is consideration for the Shares in the aggregate amount of $110,000, consisting of $10,000 for the Shares of the Berger/BIAM International Fund, $30,000 for the Shares of the Berger/BIAM International Institutional Fund and $70,000 for the Shares of the Berger/BIAM International CORE Fund.

    The undersigned hereby represents to the Trust that the Shares are being acquired by the undersigned solely for investment, for the sole account of the undersigned, and not with a view to distribution within the meaning of the Securities Act of 1933 (the "Act") and the rules and regulations thereunder.
The undersigned further hereby represents to the Trust, as an inducement for the Shares to be issued to the undersigned, that the present and anticipated financial position of the undersigned permits it to purchase the Shares and to hold them for investment purposes and that the undersigned has no present intention to redeem or resell such Shares. The undersigned is thoroughly familiar with the proposed business of the Trust and has made all investigations which it deems necessary or desirable in connection with this purchase. The undersigned is headquartered in the State of Colorado. The undersigned has been advised that the availability of the exemption from registration under the Securities Act of 1933 relied upon by the Trust in issuing these Shares is dependent in part upon the truth of the foregoing representations.

    Prior to making a commitment to purchase the Shares, the Trust has informed the undersigned: (i) that the Shares are not registered under the Act and may not be resold unless they are subsequently so registered or unless an exemption from such registration is available; (ii) that Rule 144 under the Act is presently not applicable to a resale of the Shares; (iii) that any certificate representing the Shares may bear a legend in customary form drawing attention to the restrictions on its transferability.

    IN WITNESS WHEREOF, the undersigned has executed this Subscription Agreement effective as of the 4th day of October, 1996.

                                       BERGER ASSOCIATES, INC.

                                       By:   Kevin R. Fay
                                          ------------------------
                                          Name: Kevin R. Fay
                                          Title: Vice President-Finance and
                                                 Administration